                                                                   Exhibit 10.16




                                   THE 1997
                               CUNO INCORPORATED



                           MANAGEMENT INCENTIVE PLAN
                                     (MIP)

                               TABLE OF CONTENTS


                   I.  Introduction

                  II.  Executive Summary

                 III.  Corporate Threshold

                  IV.  Management Plan Design

                   V.  Performance Measurements and Payout Criteria

                  VI.  Quarterly Targets

                 VII.  Stock Payout Option

 I.  Introduction
     ------------

     The Cuno Incorporated Management Incentive Plan, developed and approved by the Compensation Committee on ___________1996, provides key managers an opportunity to earn annual cash payments (target incentive awards) based primarily on the achievement of important financial (operating and net income) goals as well as individual objectives.


     The 1997 Plan includes a mix of "quality" (operating and net income) and "quality" (margin/asset control) measures as well as individual non-financial objectives. The Plan detailed in succeeding pages:

     *Supports the Company's goal of achieving earnings above the cost of capital to drive shareholder value; and

     *Provides an award opportunity when margins are maintained.


II.  Executive Summary
     -----------------

     *Threshold Performance

     A pre-tax return on Total Company Net Worth plus long-term debt at beginning of fiscal year that equals the long-term Treasury Bond rate.

     As a general guideline no award will be paid to any participant unless the threshold is achieved. However, by unanimous action of the Compensation Committee exceptional/outstanding individual performance may be recognized via an award.

     *Participants

     Restricted to officers, divisional managers, and other key corporate and divisional management staff.

     *Performance

     The principal performance measure is Net Income or Divisional Operating income against the approved Business Plan. Other measurements include Return on Sales, Cash Flow, Gross Margin and Inventory for Divisional Management and Individual Objectives for all participants.

     *Awards Levels

       Range from 10% to 40% of base salary.

       Minimum payment is at 80% of Plan Net Income for Corporate Executives and 80% of Plan for Operating Income for Divisional Management. Minimum payment is at 80% of Plan for Divisional ROS, Cash Flow, Gross Margin, and Inventory.

       Performance in excess of Plan permits a factor improvement in the award up to maximum of 200% of the Target for Income, Cash Flow, Gross Margin, Inventory, and ROS for Senior Corporate Officers and Divisional General Managers (Listing - Exhibit C). Maximum attainment for Corporate Staff and other Divisional participants is 155% (Exhibit A). All participants are eligible for a maximum 200% Individual Specific Objective achievement (Exhibit B).

       The Compensation Committee may authorize a payment of up to 50% of respective Target Award for outstanding performance, which when combined with earned incentive award, could result in a maximum payment of 250% of Target Award.

       Total payment to participant is accrued and paid upon -

            a) total Company achieving the threshold;

            b) sum of performance related awards by individual.

       Participants may elect to receive all or a portion of award in restricted stock (For 1997 there is no limit). The portion deferred to stock will be enhanced 25% to encourage share holding and recognize inherent risks.

       The Compensation Committee may waive any provision of this Plan.

III.  Corporate Threshold
      -------------------

      It is proposed to utilize the long-term Treasury Bond rate of 6.94% for the 1997 Plan. Utilization of a long-term rate more closely matches shareholder investment horizons



      The indicated pre-tax Threshold for 1997 will be:

                                       (in millions)

      Net worth             $48.8
      Long Term Debt         34.3
                            -----

      Capital Employed      $83.1

      Threshold             $ 5.8
                            =====

IV.  MANAGEMENT PLAN DESIGN
     ----------------------

     Management is classified by job position within respective organizational unit. The management categories are:

                                                   Award Levels
                                                   ------------

                                         Target    Maximum at    Maximum at
                                        at 100%     166.25%*        200%

                                                 Percent of Salary
                                                 -----------------

     1. Senior Corporate Officers        15-20%         -           30-40%
        -------------------------

     2. Senior Corporate Officers/       30-40%                     60-80%
        --------------------------
        not in EMIP.
        ------------

     3. Division Management
        -------------------

        - Operating General Managers     30-35%         -           60-70%
        - All Other Managers             10-25%     16.6-41.6%        -

     4. Corporate Staff                  15-25%     24.9-41.6%        -
        ---------------

            *(3/4 Financial Portion @ 155%; 1/4 ISO Portion @ 200%)

     The award levels will be apportioned for selected goal achievement as follows:

                                              Corp.     Division
                                   Target   Financial   Financial   Individual
                                  Payments    Goal        Goals       Goals

     1.   Senior Corporate         15-20%                              100%
          Officers (with EMIP
          participation)


     2.   Senior Corporate         30-40%      75%                      25%
          Officers (not in
          EMIP)


     3.   Division Mgmt.           10-35%                   75%         25%


     4.   Other Officers           15-25%      75%                      25%
          and Corp. Staff

 V.  PERFORMANCE MEASUREMENTS AND PAYOUT CRITERIA
     --------------------------------------------

     The primary measurements will be Company and Divisional annual performance against the Business Plan.

     The primary measurement for Corporate Staff participants not affiliated with an Operating Group, is Total Company Net Income versus Plan (Measurements are further explained in the following sections).

     The primary measurement for Divisional Management is Divisional Operating Income versus Plan. Other Divisional measurements are Cash Flow, Return on Sales, Gross Margin and Inventory. All are measured versus Plan.

     Measurement of Achievement of Annual Individual Goals constitutes the entire award potential for two Senior Corporate Officers in 1997. Annual Individual Goals are a secondary measurement for all other participants.

     As a general guideline no award will be paid to any individual if the total Company pre-tax Income falls below the threshold 6.94% of capital employed as this matches closely the current market expectation of minimal return on shareholder investment. However, by unanimous action of the Compensation Committee exceptional/outstanding performance may be recognized via an award.


     Target Awards - Normal Payment
     ------------------------------

     Each management level will be categorized with target awards of 10 to 40% of base compensation upon 100% achievement of Plan.

     The primary performance targets by category are summarized as follows:

     Category                    Goal
     --------                    ----

1.  Senior Corporate             Achievement of Individual Specific
    Officers (also in            Objectives.
    EMIP)

2.  Senior Corporate             Total Corporate Net Income against
    Officers (not in             Business Plan as reviewed with the Board of
    EMIP)                        Directors.

3.  Divisional                   Relevant Divisional Operating Income,
    General Management           Return on Sales, and Cash Flow as submitted
                                 to and approved by Senior Management.

4.  Divisional Manufacturing     Relevant Divisional Operating Income,
    Management                   Gross Margin, and Inventory as approved by
                                 Senior Management.

5.  Divisional Controller        Relevant Divisional Operating Profit, Cash
                                 Flow and Gross Margin as approved by Senior
                                 Management.

6.  Corporate Staff              Total Company Net Income against Business
                                 Plan as reviewed with the Board of Directors.


     Derivative Payments from Target Awards - Financial Goals
     --------------------------------------------------------

     Participants will be required to achieve 80% of Plan Financial goals to derive a minimum payment of 25% of Target Award. A 100% Achievement of Plan would result in a 100% award. Corporate staff and Divisional participants below General Manager achieve a maximum 155% payment at 120% of Plan.

     Divisional General Managers will be required to achieve 150% of Plan goal to maximize an award at 200% of target.

VI.  QUARTERLY TARGETS: DIVISIONAL PARTICIPANTS ONLY
     -----------------------------------------------

          Participants with Divisional business plan goals will be measured on achievement of quarterly, as well as annual plan objectives. One quarter (25%) of the participant's annual target (financial portion) is available each plan quarter. One half of any calculated award up to 100% maximum achievement is banked for year end, and the accumulated banked amounts form the minimum payable at year end for the financial goals. This banked minimum applies only if the unit measured is profitable for the year.

          Long-Term Goals - Minimum Payment
          ---------------------------------

          It is intended to retain the minimum payment award if a 6% improvement in Total Company Net Income is achieved over the prior year. Such payment would be made to participants whose profit objectives are solely Corporate. No similar long-term component is proposed for Group/Divisional management as the achievement of individual objectives can be used to reward exceptional performance.

          Special Award Potential
          -----------------------

          Upon recommendation of or consultation with the Chairman of the Board, the Compensation Committee may authorize payment of up to 50% of respective Target Award to any participant or participants for outstanding performance. Such outstanding performance can include, but is not restricted to, formation of strategic alliances, development of new products, Total Quality initiatives, and other extraordinary actions substantially affecting the performance of a Division or the Total Company. This award of up to 50% of Target can be granted in addition to any other performance earned incentive award resulting in a total potential award of up to 250% of Target. Any special award must be by unanimous action of the Committee.


VII. PAYOUT OPTION
     -------------

          Designated participants (Listing - Exhibit C) may elect to receive earned awards in cash, restricted stock or a combination of the two. To select a portion or total of the award in restricted stock, participants must inform in writing the Chief Executive or his designate prior to the start of the fiscal year (no later than October 31).

     For fiscal 1997 parameters for restricted stock payout include:

     . Up to 100% of an award can be elected for payment in restricted stock expressed either a dollar amount or a percentage of the total award;

     . Restricted stock will be issued based on the closing price the date the award is approved by the Compensation Committee;

     . The payout in restricted stock will be increased by 25 percent, reflecting the added risk of holding stock during the restricted period. For example, if $10,000 is elected by the participant to be paid in restricted stock, then $12,500 worth of restricted stock will be granted;

     . The restriction period will be four years after which the stock will be released to the participant;

     . Quarterly dividends (if any) will be paid to participants during this four year restricted period;

     . If a participant retires prior to the fulfillment of the vesting period or is terminated due to a workforce reduction or sale of the business, the stock will be released to the participant once the vesting period is completed;

     . The participant will receive dividends (if any) during the restriction period;

     . If the participant voluntarily leaves the Company or is terminated "for cause," the shares will be forfeited;

     . Any election for payout in restricted stock is subject to the approval of the Compensation Committee.

     Compensation Committee Discretion
     ---------------------------------

     The Compensation Committee, in its sole discretion, may waive any provision of this Plan. Any waiver must be by unanimous action of the Committee.